EXHIBIT 99.1

FirstEnergy Corp.	For Release: May 4, 2010
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5415

FIRSTENERGY REPORTS FIRST QUARTER 2010 EARNINGS;
AFFIRMS 2010 GUIDANCE

Akron, Ohio – FirstEnergy Corp. (NYSE: FE) today reported 2010 first quarter basic and diluted earnings of $0.81 per share of common stock on a non-GAAP* basis.  These results exclude the impact of the special items listed below.  This compares to non-GAAP earnings of $1.02 per share ($1.01 diluted) in the first quarter of 2009.

On a GAAP basis, first quarter 2010 basic and diluted earnings were $0.51 per share on net income of $149 million, and revenue of $3.3 billion.  First quarter 2009 basic and diluted earnings were $0.39 per share of common stock on net income of $115 million, and revenue of $3.3 billion.

GAAP to Non-GAAP* Reconciliation
	First Quarter
	2010	2009
Basic Earnings Per Share (GAAP) Excluding Special Items:	$0.51	$0.39
Regulatory Charges	0.08	0.55
Trust Securities Impairment	0.02	0.07
Organizational Restructuring	--	0.05
Income Tax Issue Resolution	--	(0.04)
Income Tax Charge—Retiree Drug Change	0.04	--
Merger Transaction Costs	0.03	--
Non-Core Asset Sales/ Impairments	0.02	--
Derivative Mark-To-Market Adjustment	0.11	--
Basic Earnings Per Share (Non-GAAP*)	$0.81	$1.02

“We expect 2010 to be another demanding year for our company and our industry,” said Anthony J. Alexander, president and chief executive officer.  “And, while we are pleased that we met our first quarter earnings target, we are staying focused on the fundamentals and continue taking steps to address the economy and other challenges.  We remain committed to successfully executing our strategy and meeting the expectations of our shareholders and customers.”

First quarter 2010 results benefited from cost control initiatives implemented last year including lower labor and employee benefits expenses, the net impact of Ohio rate changes, and lower taxes.  Results were negatively affected by lower commodity margin, reduced transition cost recovery by Cleveland Electric Illuminating Co., and higher depreciation expenses and financing costs.

Consolidated electric generation sales in the first quarter of 2010 were down 8 percent compared with 2009.  Sales in the retail market were down 1 percent, while sales in the wholesale market decreased 37 percent.

Total distribution deliveries in the first quarter increased slightly compared to 2009, as a 7 percent increase in usage from industrial customers – primarily in the steel and automotive sectors – more than offset the reduction in sales to residential and commercial customers that resulted from milder temperatures across much of the company’s service area.

FirstEnergy today also affirmed its 2010 earnings guidance of $3.50 to $3.70 per share of common stock on a non-GAAP basis.

2010 Earnings Per Share Guidance GAAP to Non-GAAP* Basic Earnings Per Share Reconciliation
Basic Earnings Per Share (GAAP)	$3.17 - $3.37
Excluding Special Items:
Regulatory Charges	0.08
Trust Securities Impairment	0.02
Income Tax Charge—Retiree Drug Change	0.04
Merger Transaction Costs	0.06
Non-Core Asset Sales/Impairments	0.02
Derivative Mark-To-Market Adjustment	0.11
Basic Earnings Per Share (Non-GAAP*)	$3.50 - $3.70

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the first quarter of 2010 – is posted on the company’s website – www.firstenergycorp.com/ir. To access the report, click on Q1 2010 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Daylight Time today.  FirstEnergy management will present an overview of the company’s financial results for the quarter, followed by a question-and-answer session.  The teleconference can be accessed on the company’s website by selecting the Q1 2010 Earnings Conference Call link.  The webcast will be archived on the website.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

(*)  This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative, to the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Pennsylvania, the impact of the regulatory process on the pending matters in Ohio, Pennsylvania and New Jersey, business and regulatory impacts from American Transmission Systems, Incorporated's realignment into PJM Interconnection, L.L.C., economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy's regulated utilities to collect transition and other charges or to recover increased transmission costs, operating and maintenance costs being higher than anticipated, other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gas emission regulations, the potential impacts of the U.S. Court of Appeals' July 11, 2008 decision requiring revisions to the Clean Air Interstate Rules and the scope of any laws, rules or regulations that may ultimately take their place, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated or that certain generating units may need to be shut down) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other similar potential regulatory initiatives or actions, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission, factors that may further delay, or increase the costs associated with (including replacement power costs), the restart of the Davis-Besse Nuclear Power Station from its current refueling outage, including that the modifications to control rod drive mechanism nozzles take longer than expected or are not effective, other conditions requiring remediation are discovered during the extended outage, or the NRC takes adverse action in connection with any of the foregoing; Metropolitan Edison Company's and Pennsylvania Electric Company's transmission service charge filings with the Pennsylvania Public Utility Commission, the continuing availability of generating units and their ability to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy's nuclear decommissioning trusts, pension trusts and other trust funds, and cause it to make additional contributions sooner, or in an amount that is larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy's financing plan and the cost of such capital, changes in general economic conditions affecting the company, the state of the capital and credit markets affecting the company, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy's access to financing or its costs or increase its requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees, the continuing decline of the national and regional economy and its impact on the company's major industrial and commercial customers, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy does business, the expected timing and likelihood of completion of the proposed merger with Allegheny Energy, Inc., including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed merger that could reduce anticipated benefits or cause the parties to abandon the merger, the diversion of management's time and attention from our ongoing business during this time period, the ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and realize cost savings and any other synergies and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect and the risks and other factors discussed from time to time in its Securities and Exchange Commission filings, and other similar factors. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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